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                                                                    EXHIBIT 10.5

                                January 6, 2000



Mr. Love Goel
13033 Ridgedale Drive
Box 126
Minnesota, MN  55305


Dear Love

On behalf of Personify and its Board of Directors I am pleased to offer you the position of Chief Executive Officer, reporting to the Board of Directors, on the following terms.

Your compensation will be $25,000 per month (or $300,000 on an annualized basis), less payroll deductions and all required withholdings. You will be paid according to the Company's regular payroll policy and you will be entitled to two weeks paid vacation per year or the amount granted to officers under the Company's employment policies, whichever is greater. The Company will provide you with medical, dental, disability, 401K and life insurance benefits in accordance with our standard policies. Details about these benefits are available for your review.

You will receive a fist year bonus of $100,000 based upon meeting certain objectives as mutually agreed between you and the Board of Directors on or before February 15, 2000 (the "Objectives Date"). You will receive payment of the $100,000 within three business days of the Objectives Date). In addition, you will receive an additional bonus of $300,000 upon the completion of an underwritten Initial Public Offering (IPO) of the Company's common stock.

You will also receive a secured loan from the Company in the amount of $200,000 with an annual interest rate of 6% (or the minimum applicable Federal Discount Rate, whichever is higher). Proceeds of the loan shall be disbursed to you in twelve equal increments of $16,686.67, beginning ten days after the commencement of your employment and every thirty days thereafter. The principal of the loan and any accrued interest shall be repayable in full upon your sale of the stock or any portion thereof referred to in the next paragraph. The obligation to repay the principal of the loan shall be forgiven in the event of (a) a termination of your employment, or (b) a Change in Control as defined herein.

Contingent upon your acceptance of this offer, the Company's Board of Directors has granted you the right to immediately purchase 1,691,000 shares of the Company's common stock (approximately 8% of the Company's outstanding capital stock). The purchase price shall be the closing price of the Company's common stock on the date that the Board of Directors approves the stock grant (the Purchase Price). The purchase shall be funded by your payment of cash to the Company in the amount of $10,000.00, and
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those customarily required of a chief executive officer of a company, or (c) a reduction in your title or position. For an event described in the preceding sentence to qualify as a Covered Breach, you must give written notice of the event to the Company and the Company must fail to cure the event within thirty days of receipt of that written notice. If, however, you voluntarily terminate your employment other than for a Covered Breach, or if you are terminated for Cause, there will be no termination of the Company's right to repurchase your shares, the right to repurchase all shares not yet repurchased by the Company shall ripen immediately, and no severance payment will be made.

Contingent upon your acceptance of this offer, you have also been nominated by the Board of Directors to serve as a member of the Board of Directors of the Company.

This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.

As a Personify employee, you will be expected to sign and comply with the attached Proprietary Information Agreement, which prohibits unauthorized use or disclosure of Personify proprietary information.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Personify. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Love, we are very excited about you joining Personify, and we look forward to a mutually rewarding relationship. Please sign below and return to us.


                                  Sincerely,

                                  /s/ Lucio Lanza
                                  Lucio Lanza
                                  Chairman

I accept your offer of employment pursuant to the terms and conditions set forth in this letter.

Name:     /s/ Love Goel                  Date: 1/6/00
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              Love Goel